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                    January 4, 2024

       Morris Beyda
       Chief Financial Officer
       Edify Acquisition Corp.
       888 7th Avenue, Floor 29
       New York, NY 10106

                                                        Re: Edify Acquisition
Corp.
                                                            Amendment No. 1 to
Preliminary Proxy Statement on Schedule 14A
                                                            Filed January 2,
2024
                                                            File No. 001-39899

       Dear Morris Beyda:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                    Sincerely,


                    Division of Corporation Finance

                    Office of Energy & Transportation
       cc:                                              Giovanni Caruso